EXHIBIT 99.2

Quanex Building Products Corporation Announced Dividend Increase and Stock Buyback Program

HOUSTON, May 27, 2010 (GLOBE NEWSWIRE) -- Quanex Building Products Corporation (NYSE:NX) announced today that its Board of Directors authorized an annual dividend increase of $0.04 per common share outstanding. The company stated the annual dividend is now $0.16 per share, a 33% increase over the previous annual dividend. The second quarter dividend of $0.04 per share is payable June 30, 2010 to shareholders of record on June 16, 2010.  The Board also authorized a stock repurchase program for up to 1 million shares that will be used to purchase shares from time to time.

"With the continued implementation of our long-term strategy, coupled with a slow recovery in our end markets, we expect to generate healthy cash flows through the next business cycle," said David D. Petratis, chairman and chief executive officer. "While making acquisitions in the fenestration market remain a priority for the company, raising the dividend and purchasing shares demonstrates our confidence in the future and directly benefits our long-term shareholders."

Corporate Profile

Quanex Building Products Corporation is an industry-leading manufacturer of engineered materials, components and systems serving the U.S. residential window and door markets. It is an ROIC-driven company that grows shareholder returns through a combination of organic growth via new products and new programs like Project Nexus, and strategic acquisitions.

The Quanex Building Products Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=1117

Statements that use the words "expect," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the company's future performance, please refer to the company's most recent 10-K filing on December 18, 2009, under the Securities Exchange Act of 1934, in particular the section titled, "Private Securities Litigation Reform Act" contained therein. The forward-looking statements are intended to express the company's expectations as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For general information about Quanex, visit our website at www.quanex.com.

CONTACT:  Quanex Building Products Corporation
          Financial Contact:
          Jeff Galow
            713-877-5327
          Media Contact:
          Valerie Calvert
            713-877-5305